Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Thomas Golembeski (media) 215-977-6298 Neal Murphy (investors) 866-248-4344	For release: 9:00 a.m. January 28, 2009

No. 2

SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD FOURTH QUARTER

AND RECORD FULL YEAR 2008 RESULTS

PHILADELPHIA, January 28, 2009 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced record quarterly net income for the fourth quarter ended December 31, 2008 of $75.3 million, or $1.62 per limited partner unit on a diluted basis, a 110 percent increase in net income over the $35.8 million, or $0.94 per limited partner unit on a diluted basis, for the fourth quarter ended December 31, 2007. Operating income for the fourth quarter ended December 31, 2008 increased by $38.6 million, or 87 percent, from the prior year’s fourth quarter. The improvement was driven by significantly higher lease acquisition results, increased fees across all segments, increased volumes within the Western Pipeline system, additional tankage placed into service at the Nederland terminal and results from the MagTex refined products pipeline system which was acquired in November 2008. Decreased interest expense contributed further to the $39.5 million increase in net income.

For the twelve months ended December 31, 2008, net income increased to $214.5 million compared to $120.9 million for the twelve months ended December 31, 2007. Operating income for the twelve months ended December 31, 2008 increased $89.4 million, or 57 percent, when compared to the prior year period. The increase was the result of higher fees across all segments, significantly improved lease acquisition margins increased volumes within certain segments of the Western Pipeline system and the addition of assets through both organic projects and acquisitions. Decreased interest expense contributed further to the $93.6 million increase in net income.

“2008 has proven to be an excellent year for us and the record fourth quarter confirms that in a volatile market environment, Sunoco Logistics’ mix of assets and geographic diversity allows us to take advantage of market place opportunities to increase cash flow,” said Deborah M. Fretz, President and Chief Executive Officer. “Over the year we focused on maximizing our asset base with higher fees for rental and services, continuing our organic growth throughout our system with new tankage particularly at our Nederland Terminal and strengthening our Lease Acquisition business by identifying new opportunities to support growth. Additionally, in November we closed on our largest acquisition to date, the MagTex refined products pipeline and terminal system in Texas. Volume on the system and financial results are in line with our expectations. We are moving ahead to implement organic growth opportunities for MagTex that will enhance cash flow.”

“We enter 2009 with a strong balance sheet and excellent distribution coverage,” Ms. Fretz continued. “The unprecedented volatility in the oil markets during the last six months provided our Lease Acquisition group opportunities to enhance our base cash flow which they executed well. We have developed a Lease business that performs well in any market. However, we do not believe that all of this cash flow is sustainable and therefore our coverage ratio will be higher than historical levels. Our Debt/EBITDA ratio of 2.6x is among the lowest in the sector and we intend to continue to conservatively manage our balance sheet going forward.”

“I have confidence in the ratability of cash flows from our base business and the oil markets which are now in a contango structure are providing us new opportunities in 2009.”

Segmented Fourth Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $1.3 million to $15.5 million for the fourth quarter ended December 31, 2008 compared to the prior year’s fourth quarter. Sales and other operating revenue increased by $4.7 million to $36.2 million due primarily to results from the acquisition of the MagTex refined product pipeline and higher fees across the Partnership’s refined product and crude oil pipelines. Other income decreased $1.5 million compared to the prior year’s fourth quarter due primarily to decreased refined product volumes experienced by the Partnership’s joint venture interests. Operating expenses increased by $1.9 million to $15.1 million due primarily to increased operating costs associated with the MagTex refined product pipeline and lower crude oil and refined product prices which resulted in reduced operating gains. Final insurance settlement in connection with third party contractor damage to a refined product pipeline reduced expenses for the fourth quarter of 2008 by $1.7 million.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $3.3 million to $15.6 million for the fourth quarter ended December 31, 2008 compared to the prior year’s fourth quarter. Sales and other operating revenue increased by $5.6 million to $43.1 million due primarily to increased terminal fees, additional tankage at the Nederland terminal, results from the acquisition of the MagTex refined products terminals and increased refined product additive revenues. These increases were partially offset by decreased throughput within the refinery terminals. Cost of products sold and operating expenses increased by $1.4 million to $18.7 million for the fourth quarter of 2008 due primarily to increased refined product additive costs and additional operating costs associated with the acquisition of the MagTex refined products terminals.

Western Pipeline System

Operating income for the Western Pipeline system increased 188 percent from $18.1 million in the fourth quarter of 2007, to $52.0 million for the fourth quarter of 2008 compared to the prior year’s fourth quarter due to significantly improved lease acquisitions results and increased pipeline volumes and fees. Extreme market volatility contributed to significantly higher than expected lease acquisition performance in the fourth quarter. Additionally, hurricane disruptions, refinery production issues and a shift in the crude oil market structure resulted in increased inventory levels at year end. The timing of this inventory increase resulted in the deferral of approximately $12 million of costs that would have otherwise reduced fourth quarter profitability and which will negatively impact earnings at such time as this inventory is sold in the future.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $58.75 per barrel for the fourth quarter of 2008 from $90.63 per barrel for the fourth quarter of 2007.

Segmented Twelve Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $8.8 million to $58.2 million for the twelve months ended December 31, 2008 compared to the prior year period. Sales and other operating revenue increased by $8.4 million to $125.8 million due primarily to higher fees across the Partnership’s refined product and crude oil pipelines, increased volumes on the crude oil pipelines as well as additional refined products volumes driven by the acquisition of the MagTex refined products pipeline. Other income decreased $5.4 million compared to the prior year period primarily resulting from decreased refined product volumes experienced during 2008 by the Partnership’s joint venture interests. Despite higher utility and operating costs associated with the MagTex refined products pipeline acquisition, operating expenses decreased by $6.2 million to $46.1 million as increased operating gains, driven by higher crude oil and refined product prices, offset operating expenses. Environmental charges were also lower compared to the prior year.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $5.8 million to $58.5 million for the twelve months ended December 31, 2008 compared to the prior year period, despite a $5.7 million non-cash impairment charge in 2008 related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Sales and other operating revenue increased by $20.8 million to $162.4 million due primarily to the increased terminal fees, additional tankage at the Nederland terminal, increased product additive revenues and the impact of the refined products terminals acquired during 2007 and 2008. These increases were partially offset by decreased volumes in the Partnership’s refinery terminals. Other income increased $0.8 million from the twelve months of 2007 as a result of an insurance recovery recorded during the second quarter associated with hurricane damage sustained in 2005. Cost of products sold and operating expenses increased by $6.8 million to $64.3 million for the period ended December 31, 2008 due primarily to increased product additive cost, damages incurred at the Partnership’s Nederland terminal from the hurricanes experienced during the third quarter of 2008 and the impact of the refined products terminals acquired during 2007 and 2008. These higher costs were partially offset by product overages which were favorably impacted by the increased price of crude oil during 2008. Selling, general and administrative expenses increased by $2.3 million to $18.4 million for the twelve months ended December 31, 2008 due primarily to increased employee and environmental costs.

Western Pipeline System

Operating income for the Western Pipeline system increased $74.9 million to $128.9 million for the twelve months ended December 31, 2008 compared to the prior year period due primarily to significantly higher lease acquisition results, the full year impact of a bi-directional pipeline connection to the Partnership’s Nederland terminal established in 2007, increased volumes on certain pipeline segments and increased pipeline fees. Extreme market volatility and the inventory timing noted above contributed to the improved lease acquisition results in 2008.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $99.65 per barrel for the twelve months of 2008 from $72.40 per barrel for the twelve months of 2007.

Other Analysis

Financing Costs

Net interest expense decreased $4.2 million for the twelve months ended December 31, 2008, compared to the prior year period due to lower interest rates. As of December 31, 2008, the Partnership had total debt outstanding of $747.6 million, which consisted of $424.2 million of Senior Notes and $323.4 million of borrowings under the Partnership’s credit facilities as compared to $515.1 million of total debt outstanding at December 31, 2007. As of December 31, 2008, the Partnership had available borrowing capacity of $171.6 million under its credit facilities and a Debt to EBITDA ratio of 2.6x as of year end 2008 which includes debt financing for the MagTex refined products pipeline system in November 2008.

Capital Expenditures

Maintenance capital expenditures for the twelve months ended December 31, 2008 were $25.7 million. The Partnership expects that maintenance capital spending for 2009 will increase to approximately $30.0 million resulting from an expanded asset base.

Expansion capital expenditures for the full year 2008 were $305.6 million compared to $94.7 million for the full year 2007. Expansion capital for 2008 includes $187.5 million related to the acquisition of the MagTex refined products pipeline system and construction of tankage and pipelines asset’s in connection with the Partnership’s agreement to connect the Nederland terminal to a Port Arthur, Texas refinery. Expansion capital also includes construction of five additional crude oil storage tanks at the Nederland terminal. Expansion capital for 2007 included the $13.4 million acquisition of a 50 percent interest in a Syracuse, New York refined products terminal.

Non-GAAP Financial Measures

Management of the Partnership believes EBITDA information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA does not represent and should not be considered an alternative to net income as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Reconciliations of this measure to the comparable GAAP measure are provided in the table accompanying this release.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Income Statement
Sales and other operating revenue	$1,573,003	$2,261,390	$10,112,320	$7,377,455
Other income	4,444	7,256	24,298	28,381

Total Revenues	1,577,447	2,268,646	10,136,618	7,405,836

Cost of products sold and operating expenses	1,469,294	2,200,840	9,786,014	7,156,142
Depreciation and amortization	10,555	9,474	40,054	37,341
Selling, general and administrative expenses	14,457	13,781	59,284	56,198
Impairment Charge	—	—	5,674	—

Total costs and expenses	1,494,306	2,224,095	9,891,026	7,249,681

Operating income	83,141	44,551	245,592	156,155
Interest cost and debt expense, net	9,063	9,720	34,967	38,699
Capitalized interest	(1,242)	(969)	(3,855)	(3,419)

Net Income	$75,320	$35,800	$214,480	$120,875

Calculation of Limited Partners’ interest:
Net Income	$75,320	$35,800	$214,480	$120,875
Less: General Partner’s interest	(28,563)	(8,826)	(70,851)	(24,139)

Limited Partners’ interest in Net Income	$46,757	$26,974	$143,629	$96,736

Net Income per Limited Partner unit
Basic	$1.63	$0.94	$5.01	$3.38

Diluted	$1.62	$0.94	$4.98	$3.37

Weighted average Limited Partners’ units outstanding:
Basic	28,657,485	28,586,280	28,650,069	28,581,032

Diluted	28,854,397	28,750,475	28,836,603	28,729,153

Capital Expenditure Data:
Maintenance capital expenditures	$9,997	$10,384	$25,652	$24,946
Expansion capital expenditures	232,203	22,138	305,592	94,666

Total	$242,200	$32,522	$331,244	$119,612

	December 31, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	747,631	515,104
Total Partners’ Capital	669,900	591,045

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Eastern Pipeline System:
Sales and other operating revenues	$36,206	$31,467	$125,785	$117,341
Other income	2,014	3,484	8,535	13,932

Total Revenues	38,220	34,951	134,320	131,273

Operating expenses	15,114	13,224	46,120	52,298
Depreciation and amortization	2,926	2,350	10,247	9,165
Selling, general and administrative expenses	4,684	5,198	19,776	20,404

Operating Income	$15,496	$14,179	$58,177	$49,406

Terminal Facilities:
Sales and other operating revenues	$43,142	$37,550	$162,424	$141,583
Other Income	—	—	833	—

Total Revenues	$43,142	$37,550	163,257	$141,583

Cost of products sold and operating expenses	18,744	17,367	64,283	57,528
Depreciation and amortization	4,255	3,970	16,446	15,338
Selling, general and administrative expenses	4,526	3,891	18,379	16,049
Impairment Charge	—	—	5,674	—

Operating Income	$15,617	$12,322	$58,475	$52,668

Western Pipeline System:
Sales and other operating revenue	$1,493,663	$2,192,340	$9,824,111	$7,118,492
Other income	2,422	3,805	14,930	14,488

Total Revenues	1,496,085	2,196,145	9,839,041	7,132,980

Cost of products sold and operating expenses	1,435,436	2,170,249	9,675,611	7,046,316
Depreciation and amortization	3,374	3,154	13,361	12,838
Selling, general and administrative expenses	5,247	4,692	21,129	19,745

Operating Income	$52,028	$18,050	$128,940	$54,081

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Eastern Pipeline System: (1) (2)
Total shipments (barrel miles per day) (3)	74,788,465	68,455,131	64,786,424	65,736,878
Revenue per barrel mile (cents)	0.526	0.500	0.530	0.489
Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (4)	460,239	437,098	436,213	433,797
Nederland terminal	479,609	466,261	525,954	507,312
Refinery terminals (5)	669,478	725,054	653,326	695,868
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	549,628	512,165	535,015	527,491
Crude oil purchases at wellhead (bpd)	184,965	169,539	177,662	177,981
Gross margin per barrel of pipeline throughput (cents) (6)	108.5	40.2	69.0	30.8

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Includes results from the Partnership’s purchase of the MagTex pipeline system from the acquisition date.

(3)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(4)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York and the MagTex refined products terminals from the acquisition dates.

(5)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(6)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	Twelve Months Ended December 31, 2008
Net Income	214,480
Add: Interest cost and debt expense, net	34,967
Less: Capitalized interest	(3,855)
Add: Depreciation and amortization	40,054
Add: Impairment charge	5,674

EBITDA	291,320

Total Debt as of December 31, 2008	747,631
Total Debt to EBITDA Ratio	2.6

A press release announcing the fourth-quarter cash distribution will be released on Wednesday, January 28 at 1:00 pm EST and an investor call with management regarding the fourth-quarter results is scheduled for Wednesday afternoon at 4:30 pm EST. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 80271204”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #80271204.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 2,300 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.7 million shell barrels of refined products terminal capacity and 24.0 million shell barrels of crude oil terminal capacity (including approximately 17.1 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on November 5, 2008. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

- END -